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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Province Healthcare Company for the registration of $200,000,000 principal amount of 7-1/2% Senior Subordinated Notes due 2013 and to the inclusion in and incorporation by reference therein of our report dated February 21, 2003, with respect to the consolidated financial statements and schedule of Province Healthcare Company included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP

Nashville, Tennessee
May 21, 2003